Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141487 and 333- 149996) of Glu Mobile Inc. of our report dated March 13, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 13, 2009